SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                  CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): November 17, 2003

                            Timberland Bancorp, Inc.
            (Exact name of registrant as specified in its charter)

       Washington                    0-23333                   91-1863696
---------------------------        -----------             ------------------
State or other jurisdiction        Commission              (I.R.S. Employer
Of incorporation                   File Number             Identification No.)


624 Simpson Avenue, Hoquiam, Washington                           98550
----------------------------------------                       -----------
(Address of principal executive offices)                        (Zip Code)


     Registrant's telephone number (including area code) (360) 533-4747


                                Not Applicable
                                --------------
         (Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
--------------------------------------------------------------------------

       (c)    Exhibits

              99.1 Press Release of Timberland Bancorp, Inc. dated November 17, 2003


Item 9. Regulation FD Disclosure
--------------------------------

     On November 17, 2003, Timberland Bancorp, Inc. issued its earnings release for the quarter ended September 30, 2003. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

    The information being furnished under this "Item 9. Regulation FD Disclosure" is intended to be furnished under "Item 12. Disclosure of Results of Operations and Financial Condition."

                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                              TIMBERLAND BANCORP,INC.


DATE:  November 17, 2003       By:/s/ Dean J. Brydon
                                  ------------------------------
                                  Dean J. Brydon
                                  Chief Financial Officer

                              Exhibit 99.1

==============================================================================
                   PRESS RELEASE: FOR IMMEDIATE PUBLICATION
                   ----------------------------------------
         For further information contact:  Michael R. Sand, President
                               Dean Brydon, CFO
                              At (360) 533-4747
==============================================================================



           Timberland Bancorp, Inc. Announces Fourth Quarter Earnings


HOQUIAM, Wash. - November 17, 2003 - Timberland Bancorp, Inc. (Nasdaq: TSBK), ("Company") the holding company for Timberland Bank, ("Bank"), today reported net income of $1.44 million, or $0.36 per diluted share, for the quarter ended September 30, 2003. This compares to $0.44 per diluted share that the Company earned for the quarter ended September 30, 2002. The lower earnings for the current quarter are primarily due to increased non-interest expenses resulting from the investment in technology improvements and increased employee costs. Employee costs increased primarily as a result of a larger employee base and increased salary expenses attributable to the conversion process.

The planned technology improvements announced previously were implemented during the September 30th quarter. The Company converted to the Kirchman Bankway core processing system from its in-house supported system, and changed its Internet banking system, its loan platform system and its ATM service provider. The Company incurred expenses of $316,000 ($209,000 net of income tax - $0.05 per diluted share) related to the technology enhancements and associated conversion costs during the current quarter. While the technology upgrades reduced our per share profitability in the short term, we believe the investment will be beneficial for our customers and ultimately to our long-term investors.

Loan volumes and mortgage banking activity remained strong during the current quarter as the Bank originated loans totaling $65.2 million and sold $20.8 million in fixed rate loans. During this low interest rate cycle the Bank has continued to sell a majority of its fixed rate mortgage loans secured by residential properties.

"Timberland's successful technology conversion in conjunction with record loan volumes is a testimony to the diligence and dedication of the Bank's employees," stated President Michael Sand. "Technology enhancements were undertaken to provide additional opportunities to serve and expand our customer base."

The Bank continued its success in attracting checking account type deposits with its checking account acquisition program. Checking and non-interest bearing deposits increased by $20.9 million (32%) during the year. Also notable were the 43% increase in the Company's stock price, the 17% dividend increase and the 6.5% increase in book value per share during the year.

Branch Expansion Update
The Bank's 15th full-service office was opened in downtown Olympia (Thurston County) on September 3, 2003. This is Timberland's fourth Thurston County location and serves as the headquarters for the Bank's Commercial Lending and Business Banking Divisions. The downtown Olympia site is centrally located and provides a strategic location as the Company continues to pursue its commercial and business banking initiatives. Commercial real estate, commercial business, and commercial construction loans now comprise 33% of the Bank's loan portfolio.

The Bank's 16th full-service office will be opening in Gig Harbor (Pierce County) in February 2004. Richard Pifer of Gig Harbor has been named Vice President and branch manager. He is a 12-year resident of Gig Harbor and has over 23 years of banking experience, most recently with Key Bank. "We are pleased to add a manager and lender to our staff with such extensive experience and ability," stated President Sand. "Mr. Pifer sees clearly the lending opportunities in the Gig Harbor area. His 12 years of experience in the Gig Harbor Market will be particularly valuable in establishing a profitable branch operation."


Disclaimer
This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.

                    TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENT
      For the three months and years ended September 30, 2003 and 2002
                  (Dollars in thousands, except per share data)
                                  (Unaudited)

                                      Three Months Ended       Year Ended
                                         September 30,        September 30,
                                       2003       2002       2003      2002
                                      -----------------    ------------------
Interest and Dividend Income
Loans receivable                      $6,226     $6,748    $25,391    $27,764
Investments and mortgage-backed
 securities                              176        283        873      1,416
Dividends from investments               258        257      1,064        848
Interest bearing deposits in banks        88        111        395        235
                                      -----------------    ------------------
   Total interest and dividend income  6,748      7,399     27,723     30,263
Interest Expense
Deposits                               1,209      1,748      5,570      7,516
Federal Home Loan Bank advances          855        851      3,376      3,374
                                      -----------------    ------------------
   Total interest expense              2,064      2,599      8,946     10,890
                                      -----------------    ------------------
   Net interest income                 4,684      4,800     18,777     19,373
Provision for Loan Losses                - -        200        347        992
                                      -----------------    ------------------
   Net interest income after provision 4,684      4,600     18,430     18,381
     for loan losses
Non-Interest Income
Service charges on deposits              487        564      2,009      1,862
Gain on sale of loans, net               264        225      1,451        976
Gain (loss) on sale of securities        - -        - -        135        (15)
BOLI net earnings                        130         36        530         36
Escrow fees                               62         58        267        261
Servicing income on loans sold           (63)        19        183        326
ATM transaction fees                     136        193        723        632
Other                                    199        166        709        580
                                      -----------------    ------------------
   Total non-interest income           1,215      1,261      6,007      4,658
Non-interest Expense
Salaries and employee benefits         2,191      1,826      8,301      6,987
Premises and equipment                   486        338      1,799      1,380
Advertising                              180        175        730        777
Loss from real estate operations
 and write-downs                          23         10        164        114
ATM expenses                              94        150        564        510
Other                                    890        827      3,274      2,948
                                      -----------------    ------------------
   Total non-interest expense          3,864      3,326     14,832     12,716

Income before federal income taxes     2,035      2,535      9,605     10,323
Federal Income Taxes                     595        777      2,966      3,432
                                      -----------------    ------------------
   Net Income                         $1,440     $1,758    $ 6,639    $ 6,891
Earnings Per Common Share:
   Basic                              $ 0.38     $ 0.45    $  1.74    $  1.76
   Diluted                            $ 0.36     $ 0.44    $  1.66    $  1.71
Weighted average shares outstanding:
   Basic                           3,797,140  3,879,092  3,814,344  3,905,544
   Diluted                         4,014,391  4,025,091  4,004,201  4,033,185

                    TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                            SUMMARY BALANCE SHEETS
                  September 30, 2003 and September 30, 2002
                            (Dollars in thousands)
                                 (unaudited)


                                                September 30,  September 30,
                                                        2003           2002
                                                ---------------------------
ASSETS
Cash and due from financial institutions            $  8,587      $  10,580
Interest bearing deposits in banks                    29,511         25,493
Investments and mortgage-backed securities
 held to maturity                                        279            - -
Investments and mortgage-backed securities
 available for sale                                   54,031         41,582
Federal Home Loan Bank stock                           5,454          5,139

Loans receivable                                     325,126        322,997
Loans held for sale                                    1,001          3,161
Less:  Allowance for loan losses                      (3,891)        (3,630)
                                                    -----------------------
     Total loans                                     322,236        322,528

Accrued interest receivable                            1,687          1,604
Premises and equipment                                13,429         11,664
Real estate owned and other repossessed items          1,258            680
Bank owned life insurance ("BOLI")                    10,566         10,036
Other assets                                           2,595          1,748
                                                    -----------------------
     TOTAL ASSETS                                   $449,633       $431,054
                                                    =======================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                            $307,672       $292,316
Federal Home Loan Bank advances                       61,605         61,759
Other liabilities and accrued expenses                 2,745          2,583
                                                    -----------------------
     TOTAL LIABILITIES                               372,022        356,658
                                                    -----------------------

SHAREHOLDERS' EQUITY
Common stock - $.01 par value; 50,000,000 shares
  authorized; September 30, 2003 - 4,251,680 shares
  issued, 3,843,493 shares outstanding  September 30,
  2002 - 4,340,976 shares issued, 3,856,536 shares
  outstanding (Unallocated ESOP shares and unvested
  MRDP shares are not considered outstanding)             43             43
Additional paid in capital                            33,775         35,857
Unearned shares - Employee Stock Ownership Plan       (4,891)        (5,419)
Unearned shares - Management Recognition &
 Development Plan                                     (1,182)        (1,826)
Retained earnings                                     49,699         45,210
Accumulated other comprehensive income                   167            531
                                                    -----------------------
     TOTAL SHAREHOLDERS' EQUITY                       77,611         74,396
                                                    -----------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $449,633       $431,054
                                                    =======================

                    TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                         KEY FINANCIAL RATIOS AND DATA
                 (Dollars in thousands, except per share data)


                                    Three Months Ended        Year Ended
                                       September 30,         September 30,
                                      2003     2002         2003       2002
                                    ------------------      ----------------
PERFORMANCE RATIOS:
Return on average assets (1)          1.28%    1.68%        1.52%      1.73%
Return on average equity (1)          7.46%    9.36%        8.67%      9.42%
Net interest margin (1)               4.49%    4.79%        4.61%      5.08%
Efficiency ratio                     65.50%   54.88%       59.85%     52.91%



                                     September 30,     September 30,
                                             2003              2002
                                     ------------      ------------

ASSET QUALITY RATIOS:
Non-performing loans                       $3,895            $3,741
REO & other repossessed assets              1,258               680
Total non-performing assets                 5,153             4,421
Non-performing assets to total assets        1.15%             1.03%
Allowance for loan losses to
 non-performing loans                       99.90%            97.03%

Book Value Per Share (2)                   $18.25            $17.14
Book Value Per Share (3)                   $19.77            $18.69

------------------
(1)  Annualized
(2)  Calculation includes ESOP shares not committed to be released
(3)  Calculation excludes ESOP shares not committed to be released



                                    Three Months Ended        Year Ended
                                       September 30,         September 30,
                                    2003       2002         2003       2002
                                  --------------------    -------------------
AVERAGE BALANCE SHEET:
Average Total Loans               $322,900   $329,167     $319,583   $323,820
Average Total Interest Earning
 Assets                            416,886    400,557      407,456    381,484
Average Total Assets               448,746    418,385      437,809    398,343
Average Total Interest Bearing
 Deposits                          271,947    258,547      270,265    240,095
Average FHLB Advances               61,653     61,813       61,715     63,315
Average Shareholders' Equity        77,218     75,147       76,557     73,169

Comparison of Financial Condition at September 30, 2003 and September 30, 2002

Total Assets: Total assets increased $18.5 million to $449.6 million at September 30, 2003 from $431.1 million at September 30, 2002. This change is reflected primarily in a $16.7 million increase in investments and interest bearing deposits in banks and a $1.8 million increase in premises and equipment.

Investments and Interest Bearing Deposits in Banks: Investments and interest bearing deposits in banks increased by $16.7 million to $83.8 million at September 30, 2003 from $67.1 million at September 30, 2002. This increase is primarily due to investing proceeds from increased customer deposits.

Loans: Net loans receivable, including loans held-for-sale, decreased slightly to $322.2 million at September 30, 2003 from $322.5 at September 30, 2002.
The composition of the portfolio continued to migrate away from the Bank's historical dependence on one-to-four family mortgage loans as the percentage of one-to-four family mortgage loans decreased to 26.2% at September 30, 2003 from 31.3% at September 30, 2002. The lower levels of one-to-four family mortgage loans were partially offset by increased levels of construction loans, commercial real estate loans, and consumer loans. During the year one-to-four family mortgage loans decreased by $17.8 million and multi-family mortgage loans decreased by $5.9 million. However, net construction loans increased by $11.5 million, commercial mortgage loans increased by $5.3 million, and consumer loans increased by $6.2 million. Loan volume was very strong during the year ended September 30, 2003 as the Bank originated loans of $249.6 million and sold $108.8 million in fixed rate one-to-four family mortgage loans. Management elected to sell a majority of the fixed rate residential loans originated rather than adding them to the Bank's portfolio due to the low interest-rate environment.

Deposits: Deposits increased by $15.4 million to $307.7 million at September 30, 2003 from $292.3 million at September 30, 2002, primarily due to a $15.4 million increase in the Bank's N.O.W. checking accounts, a $9.2 million increase in passbook savings accounts, and a $5.5 million increase in non-interest bearing accounts. These increases were partially offset by an $8.4 million decrease in money market accounts and a $6.4 million decrease in certificate of deposit accounts. The Bank chose not to compete for high-rate time deposits, electing instead to focus on attracting transaction accounts that typically provide more of a core deposit relationship with customers.

Shareholders' Equity: Total shareholders' equity increased by $3.2 million to $77.6 million at September 30, 2003 from $74.4 million at September 30, 2002. The components of shareholders' equity were primarily affected by net income of $6.64 million, the repurchase of 188,367 shares of the Company's stock for $3.85 million and the payment of $2.15 million in dividends to shareholders. Also affecting shareholders' equity was a $1.50 million increase to additional paid in capital from the exercise of stock options, a $364,000 decrease in accumulated other comprehensive income, and decreases of $644,000 and $528,000 in the equity components related to unearned shares issued to the Management Recognition and Development Plan and Employee Stock Ownership Plans, respectively, as more shares vested under the MRDP and were released under the ESOP.

On February 14, 2003 the Company announced a plan to repurchase 380,028 shares of the Company's stock. This marked the Company's eleventh stock repurchase plan. As of September 30, 2003, the Company had purchased 112,108 of these shares and cumulatively had repurchased 2,710,671 (41.0%) of the 6,612,500 shares that were issued when the Company went public in January 1998.

Comparison of Operating Results for the Three Months and Years Ended September 30, 2003 and 2002


Net Income: Net income for the quarter ended September 30, 2003 was $1.44 million, or $0.36 per diluted share ($0.38 per basic share) compared to $1.76 million, or $0.44 per diluted share ($0.45 per basic share) for the quarter ended September 30, 2002. The lower earnings for the current quarter were primarily a result of increased non-interest expenses related to technology improvements, higher employee costs resulting from a larger employee base, and higher premises and equipment expenses due to additional branches and remodeling costs. The technology improvement related expenses totaled $316,000 ($209,000 net of income tax) and reduced earnings by $0.05 per diluted share.

Net income for the year ended September 30, 2003 was $6.64 million, or $1.66 per diluted share ($1.74 per basic share) compared to $6.89 million, or $1.71 per diluted share ($1.76 per basic share) for the year ended September 30, 2002. The lower earnings for the current year were primarily a result of technology improvement related expenses, which totaled $586,000 ($387,000 net of income tax) for the year and reduced earnings by $0.10 per diluted share. (The anticipated technology investment expenses were initially announced on April 23, 2003 and were estimated at that time to reduce earnings by a total of $0.09 per diluted share.) The increased expenses were, however, partially offset by higher non-interest income, largely related to mortgage loan sales and earnings on bank owned life insurance.


Net Interest Income: Net interest income decreased $116,000 to $4.68 million for the quarter ended September 30, 2003 from $4.80 million for the quarter
ended September 30, 2002.   Total interest income decreased $651,000 to $6.75
million for the quarter ended September 30, 2003 from $7.40 million for the quarter ended September 30, 2002, primarily due to a reduction in average yields on earning assets. The yield on earning assets was 6.47% for the quarter ended September 30, 2003 compared to 7.39% for the quarter ended September 30, 2002. In addition to overall lower market rates, the yield was also impacted by a change in the composition of total earning assets. In 2002, loans, the Company's highest yielding class of assets, comprised 82.2% of average earning assets. In 2003, loans were 77.5% of average earning assets. This change was largely influenced by the decision to sell many of the loans originated during this low interest rate cycle. That had the effect of increasing the gain on loans sold, at the expense of interest income. The impact of lower average yields was, however, partially offset by increased levels of average earning assets. Total interest expense decreased $535,000 to $2.06 million for the quarter ended September 30, 2003 from $2.60 million for the quarter ended September 30, 2002. The average cost of funds for each of the Bank's deposit account types for the current quarter was lower than a year ago. The overall cost of funds decreased to 2.47% for the quarter ended September 30, 2003 from 3.24% for the quarter ended September 30, 2002. As a result of these changes, the net interest margin decreased to 4.49% for the quarter ended September 30, 2003 from 4.79% for the quarter ended September 30, 2002.

Net interest income decreased $596,000 to $18.78 million for the year ended September 30, 2003 from $19.37 million for the year ended September 30, 2002. Total interest income decreased $2.54 million to $27.72 million for the year ended September 30, 2003 from $30.26 million for the year ended September 30, 2002, primarily due to a reduction in average yields on earning assets. The yield on earning assets was 6.80% for the year ended September 30, 2003 compared to7.93% for the year ended September 30, 2002. The impact of lower average yields was, however, partially offset by increased levels of average earning assets. Total interest expense decreased $1.94 million to $8.95 million for the yearended September 30, 2003 from $10.89 million for the year ended September 30, 2002. The average cost of funds for each of the Bank's deposit account types for the current period was lower than a year ago. The overall cost of funds decreased to 2.69% for the year ended September 30, 2003 from 3.59% for the year ended September 30, 2002. As a result of these changes, the net interest margin decreased to 4.61% for the year ended September 30, 2003 from 5.08% for the year ended September 30, 2002.

Provision for Loan Losses: The provision for loan losses for the year ended September 30, 2003 decreased $645,000 to $347,000 from $992,000 for the year ended September 30, 2002. The provision for loan losses for the quarter ended September 30, 2003 decreased $200,000 from the same period a year ago as there was no provision made during the current quarter. Management deemed the allowance for loan losses of $3.89 million at September 30, 2003 (1.20% of loans receivable and 99.9% of non-performing loans) adequate to provide for probable losses based on an evaluation of known and inherent risks in the loan portfolio at that date. The allowance for loan losses was $3.63 million (1.12% of

Loans receivable and 97.0% of non-performing loans) at September 30, 2002. The increase in the level of the allowance for loan losses primarily resulted from a change in the mix of the loan portfolio. The Company had a net charge-off of $47,000 for the current quarter compared to a net charge-off of $186,000 in the same quarter of 2002. For the twelve months ended September 30, 2003 and 2002, net charge-offs were $86,000 and $412,000, respectively.

Non-interest Income: Total non-interest income decreased $46,000 to $1.22 million for the quarter ended September 30, 2003 from $1.26 million for the quarter ended September 30, 2002, primarily due to an $82,000 decrease in servicing income on loans sold, a $77,000 decrease in service charges on deposits, and a $57,000 decrease in ATM transaction fees. These decreases are partially offset by a $94,000 increase in BOLI income and a $39,000 increase in gains on sale of loans. The decrease in servicing income on loans sold is primarily a result of higher prepayments in the Bank's servicing portfolio, while the decreases in deposit service charges and ATM transaction fees are partially related to fees waived during the Bank's technology conversion process.

For the year ended September 30, 2003 non-interest income increased $1.35 million to $6.01 million from $4.66 million for the year ended September 30, 2002. This increase is primarily due to a $494,000 increase in BOLI income, a $475,000 increase in gain on sale of loans, a $150,000 increase in security
sale gains, and a $147,000 increase in service charges on deposits.   The
increased BOLI income is a result of having a full year's earnings on the BOLI investment that was made in September 2002. The increased loan sale gains are primarily the result of a larger volume of mortgage banking activity due to the strong refinance demand. The Bank sold $108.8 million in fixed rate one-to-four family mortgages during the year ended September 30, 2003 compared to $70.2 million for the previous year.

Non-interest Expense: Total non-interest expense increased by $538,000 to $3.86 million for the quarter ended September 30, 2003 from $3.33 million for the quarter ended September 30, 2002. The increase is primarily a result of expenses related to the Bank's technology-related enhancements, increased employee expenses, and increased premises and equipment expenses. The technology-related conversion expenses totaled $316,000 for the current quarter and are reflected in the income statement under other non-interest expenses ($172,000), salaries and employee benefits ($86,000) and premises and equipment expense ($58,000). In addition to the conversion related expenses for employee training and overtime, salaries and employee benefit expenses
also increased due to a larger employee base.   The Bank's employee base grew
during the year as the Silverdale and Olympia branches were brought on-line and staffing levels in several other departments were increased.

For the year ended September 30, 2003 non-interest expense increased by $2.12 million to $14.83 million from $12.72 million for the year ended September 30, 2002. The increase is primarily a result of increased employee expenses, increased premises, and equipment expenses and technology enhancement expenses. The technology-related conversion expenses totaled $586,000 for the year ended September 30, 2003 and are reflected in the income statement under other non-interest expenses ($290,000), premises and equipment expenses ($210,000) and salaries and employee benefit expenses ($86,000). Salary and benefit expenses increased primarily due to a larger employee base as the Bank opened two new branches during the year and increased staffing levels in several other departments. Premises and equipment expense increased during the year primarily due to the additional branches opened, expenses associated with remodeling the Bank's loan center, and the technology related expenses previously discussed.

                       TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                            LOANS RECEIVABLE BREAKDOWN
                              (Dollars in thousands)


The following table sets forth the composition of the Company's loan portfolio by type of loan.


                                    At September 30,      At September 30,
                                         2003                  2002
                                   Amount     Percent    Amount     Percent
                                  --------------------  -------------------
Mortgage Loans:
  One-to-four family (1)         $ 95,371      26.21%   $113,144     31.28%
  Multi family                     18,241       5.01      24,135      6.67
  Commercial                      102,972      28.30      97,644     27.00
  Construction and
   land development                94,117      25.87      80,144     22.16
  Land                             15,628       4.30      15,453      4.27
                                 --------     ------    --------    ------
     Total mortgage loans         326,329      89.69     330,520     91.38
Consumer Loans:
  Home equity and second mortgage  19,233       5.29      13,718      3.79
  Other                             8,799       2.42       8,097      2.24
                                 --------     ------    --------    ------
                                   28,032       7.71      21,815      6.03

Commercial business loans           9,475       2.60       9,365      2.59
                                 --------     ------    --------    ------
    Total loans                   363,836     100.00%    361,700    100.00%

Less:
  Undisbursed portion of loans
    in process                    (34,785)               (32,324)
  Unearned income                  (2,924)                (3,218)
  Allowance for loan losses        (3,891)                (3,630)
                                 --------               --------
Total loans receivable, net      $322,236               $322,528
                                 ========               ========

-------------
(1)   Includes loans held-for-sale.

                    TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                                DEPOSIT BREAKDOWN
                             (Dollars in thousands)


The following table sets forth the balances of deposits in the various types of savings accounts offered by the Bank at the dates indicated.



                                   September 30, 2003      September 30, 2002
                                   ------------------      ------------------

Non-interest bearing                         $ 29,133                $ 23,585
N.O.W checking                                 57,614                  42,222
Passbook savings                               49,572                  40,328
Money market accounts                          39,444                  47,888
Certificates of deposit under
 $100,000                                     109,720                 102,052
Certificates of deposit $100,000
 and over                                      22,189                  36,241
                                             --------                --------

          Total deposits                     $307,672                $292,316
                                             ========                ========



Timberland Bancorp, Inc. stock trades on the NASDAQ national market under the symbol "TSBK." The Bank owns and operates branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Lacey, Puyallup, Edgewood, Auburn, Yelm, Poulsbo, Spanaway (Bethel Station), Tumwater, Tacoma, Silverdale, and Olympia.

CONTACT:
Timberland Bancorp, Inc.
Michael Sand, President or Dean Brydon, CFO 360/533-4747

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